Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-134305, Form S-3 No. 333-141335, Form S-3 No. 333-160482, Form S-3 No. 333-168981, Form S-8 No. 333-102152, Form S-8 No. 333-122951, Form S-8 No. 333-122515, Form S-8 No. 333-122514, Form S-8 No. 333-117987, Form S-8 No. 333-137037, Form S-8 No. 333-144694, Form S-8 No. 333-144185, Form S-8 No. 333-104445 and Form S-8 No. 333-150355) of Renasant Corporation and any related Prospectus of our report dated October 8, 2010, related to our audit of the statement of assets acquired and liabilities assumed by Renasant Bank pursuant to the Purchase and Assumption Agreement dated July 23, 2010 included in this Current Report on Form 8-K/A.

/s/ Horne LLP

Memphis, Tennessee

October 8, 2010